Exhibit 99.1

Miller Energy Resources Reports First Quarter Results

Revenues Increase 102% to a Record $8.9 Million

HUNTSVILLE, Tenn.--(BUSINESS WIRE)--September 9, 2011--Miller Energy Resources (“Miller”) (NYSE: MILL) today reported its results for the first quarter ended July 31, 2011. The Company reported revenues grew 102% to a record $8.9 million in the first quarter of fiscal 2012 compared with $4.4 million in the first quarter of the prior fiscal year. Net loss for the first quarter of fiscal 2012 was $182,680, or $0.00 per diluted share, and improved from a loss of $1.1 million, or $0.04 per diluted share, in the first quarter of fiscal 2011.

“Our first quarter revenues more than doubled since last year due to new oil wells that we reworked in Alaska,” stated Scott Boruff, CEO of Miller Energy Resources. “We expect to accelerate our redevelopment efforts on the Osprey platform in the Cook Inlet of Alaska during the second half of fiscal 2012 as our new drilling rig comes online. We anticipate the new drilling rig to be delivered later this month and our crews are preparing to deploy it as soon as possible.

“We have reworked three wells on the Osprey platform over the past six months and their production is exceeding our expectations. We expect the installation of the new drilling rig will improve our ability to rework wells more efficiently. In addition, we will continue to develop the extensive acreage we acquired in Alaska during fiscal 2010 and 2011,” continued Mr. Boruff.

First Quarter Highlights

  Revenue more than doubled to $8.9 million in the first quarter of fiscal 2012 from $4.4 million in the first quarter of fiscal 2011.
  Oil sales revenue rose 114% to $8.2 million for the three months ended July 31, 2010, compared with $3.8 million for the three months ended July 31, 2011.
  Increased EBITDA to $3.7 million in the first quarter of fiscal 2012 compared with an EBITDA of $1.3 million in the first quarter of fiscal 2011. (See discussion of non-GAAP financial data and reconciliation of EBITDA to GAAP.)
  Invested $19.8 million in new equipment during the first quarter of fiscal 2012 to accelerate oil development opportunities in Alaska.
  Increased oil sold in Alaska by 39.6% to 97,473 barrels in the first quarter of fiscal 2012 compared with 69,800 barrels in the first quarter of 2011.
  Successfully redeveloped RU-1 well on the Osprey platform. The well began flowing at approximately 350 barrels of oil per day (BOD), above expected production rates.
  Signed contract for the custom construction and purchase of a $17.9 million drilling rig for the Osprey platform.
  Secured $100 million credit facility to fund development of equipment and properties.
  Completed the rework of RU-7 oil well in the Company’s offshore Redoubt Shoals Field. RU-7’s initial production of 250 BOD is about twice the projected flow rate of 120 BOD.

First Quarter Results

First quarter 2012 revenue rose 102% to $8.9 million compared with $4.4 million in the first quarter of the prior year. The primary factor in revenue growth was due to the increased oil revenues arising from higher production from our Alaskan operations and higher oil prices.

“Our Alaskan operations accounted for the majority of our oil revenue in the first quarter and benefited from the three new wells that we reworked since the first quarter of last year,” continued Mr. Boruff. “We expect our oil revenues to grow in the second half of this fiscal year as our new oil drilling rig becomes operational.”

Costs and direct expenses rose to $12.8 million in the first quarter of fiscal 2012 from $8.9 million in the first quarter of the prior year, reflecting Miller Energy’s increased pace of activity in Alaska. General and administrative expenses were $5.8 million compared with $3.3 million in the first quarter of fiscal 2011. Depletion, depreciation and amortization expense rose to $3.8 million compared with $3.0 million in the first quarter of 2011. The increase in depletion, depreciation and amortization was due primarily to the addition of wells and equipment in the Alaskan operations.

Other income rose to $3.5 million in the first quarter of fiscal 2012 compared with $2.6 million in the first quarter of 2011. The fiscal 2012 results included a $3.8 million gain on derivatives compared with a similar gain of $2.9 million in the first quarter of fiscal 2011.

Operating loss for the first quarter of fiscal 2012 was $3.9 million compared with an operating loss of $4.5 million in the first quarter last year. The reduced operating loss for the first quarter of fiscal 2012 was due to an increase in revenues from the Alaskan operations partially offset by higher costs and expenses to develop the Alaskan properties.

For the first quarter, Miller Energy’s net loss was $182,680, or $0.00 per share. In the prior year comparable quarter, Miller Energy reported a net loss of $1.1 million, or $0.04 per diluted share.

Miller Energy reported a significant increase in EBITDA to $3.8 million in the first quarter of 2011 compared with $1.3 million in the first quarter of fiscal 2011. (See discussion of non-GAAP financial data and reconciliation of EBITDA to GAAP.)

Investor Conference Call

Miller Energy will hold a conference call to discuss the financials for the first quarter of fiscal 2012. The conference call will take place at 4:30 p.m. Eastern time, on September 14, 2011. Participants can access the call by dialing 800-765-0709, Confirmation code: 8220944. In addition, the call will be webcast on the Investor section of the company's website at www.millerenergyresources.com where it will also be archived for 30 days. A telephone replay will be available through September 22, 2011.

To access the replay, please dial 888-203-1112. At the system prompt, please enter code 8220944 followed by the # sign. Playback will automatically begin.

Regulation G Disclosure - Discussion of Non-GAAP Financial Data and Reconciliation to GAAP

This press release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the SEC. The Company believes these non-GAAP financial measures provide information that is useful to the users of its financial information regarding the Company’s financial condition and results of operations. Additionally, the Company uses these non-GAAP measures to evaluate its past performance and prospects for future performance. The Company believes this non-GAAP financial information is helpful in understanding the results of operations separate and apart from items that may, or could, have a disproportional positive or negative impact in any particular period.

While the Company believes these non-GAAP financial measures are useful in evaluating Company performance, this information should be considered as supplemental in nature and not as a substitute for or superior to the related financial information prepared in accordance with U.S. GAAP. Further, these non-GAAP financial measures may differ from similar measures presented by other companies.

The Company uses EBITDA, or Earnings Before Income Taxes, Depreciation and Amortization, as a measure to evaluate earnings by excluding certain non-cash expenses. The Company believes that excluding these non-cash charges provides investors and other interested parties with an additional meaningful measure to evaluate the Company’s results of operations. The following table reconciles the non-GAAP financial measure “EBITDA” with “Net income (loss)” calculated and presented in accordance with GAAP.

Reconciliation of EBITDA to GAAP (First Quarter Ended)

	For the Three Months Ended July 31,
	2011	2010
		(as restated)
Net loss	$(182,680)	$(1,148,856)
Add (deduct):
Interest expense	308,106	214,785
Income tax benefit	(247,155)	(765,820)
Depreciation, depletion and amortization	3,830,263	2,978,356
EBITDA	$3,708,534	$1,278,465

About Miller Energy Resources

Miller Energy Resources is a high growth oil and natural gas exploration, production and drilling company operating in multiple exploration and production basis in North America. Miller Energy’s focus is in Cook Inlet, Alaska and in the heart of Tennessee’s prolific and hydrocarbon-rich Appalachian Basin including the Chattanooga Shale. Miller Energy is headquartered in Huntsville, Tennessee with offices in Anchorage, Alaska and Knoxville, Tennessee.

Statements Regarding Forward-Looking Information

Certain statements in this press release and elsewhere by Miller Energy Resources may contain certain forward-looking statements within the meaning of Section 27A of the Securities and Exchange Act and the Private Securities Litigation Reform Act of 1995 that represent the Corporation’s expectations and beliefs concerning future events. These forward-looking statements involve the implied assessment that the resources described can be profitably produced in the future, based on certain estimates and assumptions. Forward-looking statements are based on current expectations, estimates and projections that involve a number of risks, uncertainties and other factors that could cause actual results to differ materially from those anticipated by Miller Energy Resources and described in the forward-looking statements. These risks, uncertainties and other factors include, but are not limited to, adverse general economic conditions, operating hazards, drilling risks, inherent uncertainties in interpreting engineering and geologic data, competition, reduced availability of drilling and other well services, fluctuations in oil and gas prices and prices for drilling and other well services, fluctuations in the US dollar and other currencies, the availability of sufficient capital to fund its anticipated growth, fluctuations in the prices of oil and gas, the competitive nature of its business environment, its dependence on a limited number of customers, its ability to comply with environmental regulations, changes in government regulations which could adversely impact its businesses well as other risks commonly associated with the exploration and development of oil and gas properties. Additional information on these and other factors, which could affect Miller's operations or financial results, are included in Miller Energy Resources' reports on file with United States Securities and Exchange Commission including its Annual Report on Form 10-K for the fiscal year ended April 30, 2011. Miller Energy Resources' actual results could differ materially from those anticipated in these forward- looking statements as a result of a variety of factors, including those discussed in its periodic reports that are filed with the Securities and Exchange Commission. All forward-looking statements attributable to Miller Energy Resources or to persons acting on its behalf are expressly qualified in their entirety by these factors. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Miller Energy assumes no obligation to update forward-looking statements should circumstances or management's estimates or opinions change, unless otherwise required under securities law.

MILLER ENERGY RESOURCES, INC. CONSOLIDATED BALANCE SHEETS

	July 31, 2011	April 30, 2011
ASSETS
Current Assets
Cash and cash equivalents	$4,564,691	$1,558,933
Restricted cash	225,968	202,980
Accounts receivable
Related parties	83,473	27,822
Customers and other	1,596,578	1,619,720
State production credits receivable	3,620,336	3,620,336
Inventory	969,010	1,043,960
Prepaid expenses	473,941	231,724
Current portion of derivative asset	679,207	—
Total current assets	12,213,204	8,305,475

Oil and Gas Properties
Cost	504,057,088	496,308,182
Less accumulated depletion	(18,076,715)	(14,439,233)
Oil and gas properties, net	485,980,373	481,868,949

Equipment
Cost	23,262,003	10,292,514
Less accumulated depreciation and amortization	(2,352,988)	(2,003,053)
Equipment, net	20,909,015	8,289,461

Other Long-Term Assets
Land	526,500	526,500
Restricted cash, non-current	10,055,132	10,026,516
Deferred financing costs, net of accumulated amortization	2,330,155	63,907
Other assets	402,171	—
Total other long-term assets	13,313,958	10,616,923
Total Assets	$532,416,550	$509,080,808

LIABILITIES AND EQUITY
Current Liabilities
Accounts payable	$9,760,027	$7,496,786
Accrued expenses	3,275,793	4,185,087
Current portion of derivative liability	—	2,305,118
Current portion of borrowings under credit facility	23,118,691	2,000,000
Total current liabilities	36,154,511	15,986,991

Long-term Liabilities
Deferred income taxes	178,078,910	178,326,065
Asset retirement obligation	17,562,400	17,293,718
Non-current portion of derivative liability	2,062,831	2,732,659
Total long-term liabilities	197,704,141	198,352,442
Total Liabilities	233,858,652	214,339,433
Commitments and Contingencies
Equity
Common stock, par value $0.0001 per share (500,000,000 shares authorized, 40,749,251 and 39,880,251 shares issued as of July 31, 2011 and April 30, 2011, respectively)	4,075	3,988
Additional paid-in capital	53,011,871	49,012,755
Retained earnings	245,541,952	245,724,632
Total Stockholders' Equity	298,557,898	294,741,375
Total Liabilities and Equity	$532,416,550	$509,080,808

MILLER ENERGY RESOURCES, INC. CONSOLIDATED STATEMENT OF OPERATIONS

	For the Three Months Ended
	July 31, 2011	July 31, 2010
		(as restated)
Revenues
Oil sales	$8,191,042	$3,819,610
Natural gas sales	128,321	146,823
Other revenue	536,411	409,068
Total revenues	8,855,774	4,375,501

Costs and Expenses
Oil and gas operating	3,796,252	1,724,913
Cost of other revenue	226,644	250,195
General and administrative	5,772,190	3,310,437
Exploration expense	31,528	—
Depreciation, depletion and amortization	3,830,263	2,978,356
Other operating expense (income), net	(892,460)	638,468
Total costs and expenses	12,764,417	8,902,369
Operating Loss	(3,908,643)	(4,526,868)

Other Income (Expense)
Interest expense, net	(308,106)	(214,785)
Gain on derivatives, net	3,755,656	2,904,857
Other income (expense), net	31,258	(77,880)
Total other income	3,478,808	2,612,192

Loss Before Income Taxes	(429,835)	(1,914,676)
Income tax benefit	247,155	765,820
Net Loss	$(182,680)	$(1,148,856)

Loss per Share
Basic	$(0.00)	$(0.04)
Diluted	$(0.00)	$(0.04)

Average Number of Common Shares Outstanding
Basic	40,339,610	32,835,722
Diluted	40,339,610	32,835,722

MILLER ENERGY RESOURCES, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	For the Three Months Ended July 31,
	2011	2010
		(as restated)
Cash Flows from Operating Activities
Net loss	$(182,680)	$(1,148,856)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation, depletion and amortization	3,830,263	2,978,356
Issuance of equity for compensation	2,497,936	844,534
Issuance of equity for services	218,267	283,303
Deferred income taxes	(247,155)	(765,820)
Gain on derivative instruments, net	(3,755,656)	(2,904,857)
Changes in operating assets and liabilities:
Receivables	(32,509)	532,884
Inventory	74,950	(492,068)
Prepaid expenses	(242,217)	627,386
Other assets	(2,410)	159,712
Accounts payable and accrued expenses	644,938	1,266,356
Net cash provided by operating activities	2,803,727	1,380,930

Cash Flows from Investing Activities
Purchase of equipment and improvements	(12,789,993)	(171,028)
Capital expenditures for oil and gas properties	(7,004,030)	(3,869,738)
Investment in equity method investee	(399,934)	—
Net cash used by investing activities	(20,193,957)	(4,040,766)

Cash Flows from Financing Activities
Payments on notes payable	(2,000,000)	—
Deferred financing costs	(1,954,099)	—
Proceeds from borrowings	23,118,691	—
Proceeds from equity issuance	—	303,710
Exercise of equity rights	1,283,000	76,749
Restricted cash	(51,604)	1,079
Net cash provided by financing activities	20,395,988	381,538
Net Increase (Decrease) in Cash and Cash Equivalents	3,005,758	(2,278,298)

Cash and Cash Equivalents at Beginning of Period	1,558,933	2,994,634
Cash and Cash Equivalents at End of Period	$4,564,691	$716,336

Cash paid for interest	$142,215	$129,411

CONTACT:
Miller Energy Resources
Robert L. Gaylor, 865-223-6575
SVP Investor Relations